Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Third Quarter Financial Results
Total Revenue Increased 17%; Advertising Revenue Increased 22%
WebMD Leads Online Health Information Sector with 49.9 Million Unique Monthly Users,
Up 22% and 1.14 Billion Quarterly Page Views, Up 33%
New York, NY (October 30, 2008) - WebMD Health Corp. (Nasdaq: WBMD) today announced financial results for the three months ended September 30, 2008.
“Our third quarter results demonstrate that WebMD’s position as the leading source of health information for consumers and health care professionals continues to be recognized by advertisers and sponsors, who value our high quality audience and the highly differentiated products and services that we provide,” said Wayne Gattinella, President and CEO. “We firmly believe that the size and breadth of the overall market opportunity for WebMD remains unchanged as our customers are indicating that they are looking to more aggressively integrate online strategies into their core marketing mix in 2009.”
Financial Summary
WebMD’s third quarter financial results are consistent with the Company’s previously issued financial guidance. Revenue for the third quarter was $100.4 million compared to $86.1 million in the prior year period, an increase of 17%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the third quarter increased 13% to $27.2 million or $0.46 per share compared to $24.1 million or $0.40 per share in the prior year period.
Income from continuing operations and net income for the third quarter was $10.8 million or $0.18 per share, compared to income from continuing operations and net income of $11.5 million or $0.19 per share in the prior year period. Income from continuing operations and net income for the third quarter of 2008 includes a non-cash federal tax expense of $5.3 million which we began to record in 2008.
WebMD had approximately $332.6 million in cash and investments at September 30, 2008.
Segment Operating Highlights
Online Services segment revenue was $94.6 million for the third quarter compared to $79.6 million in the prior year period, an increase of 19%. Advertising and sponsorship revenue increased 22%, from the prior year period, to $72.0 million. Private portal licensing revenue increased 11%, from the prior year period, to $22.1 million. Online Services segment Adjusted EBITDA increased 18% to $26.0 million compared to $21.9 million in the prior year period.

Traffic to the WebMD Health Network continued to grow strongly with an average of 49.9 million unique users per month and total traffic of 1.14 billion page views during the third quarter, increases of 22% and 33%, respectively, from a year ago. In the third quarter, 1.3 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 76% from the prior year period.
The base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the third quarter was 129 as compared to 112 a year ago. During the quarter, WebMD significantly expanded its relationship with Wal-Mart Stores, Inc. and added Tyco International Management Company, Viacom, Inc., Presbyterian Health Plan, Inc. and Golden Living to its customer base.
Publishing and Other Services segment revenue was $5.8 million for the third quarter compared to $6.5 million in the prior year period, a decrease of 11% primarily related to weakness in the Company’s Little Blue Book print product for physicians. Publishing and Other Services segment Adjusted EBITDA was $1.2 million compared to $2.1 million in the prior year period. WebMD’s offline professional medical reference and textbook publication business was sold on December 31, 2007 and is reflected as a discontinued operation in the Company’s financial statements for prior periods.
Financial Guidance
WebMD expects revenue and Adjusted EBITDA for the fourth quarter of 2008 to be $104 million to $108 million and $30 million to $32 million, respectively. WebMD expects income from continuing operations and net income for the fourth quarter of 2008 to be $9.7 million to $11.5 million, or $0.16 to $0.19 per share.
WebMD issued preliminary financial guidance for 2009 today. WebMD expects 2009 revenue to be $420 million to $450 million, an increase of 11% to 20% over 2008; Adjusted EBITDA to be $107 million to $122 million, an increase of 13% to 32% over 2008; Income from continuing operations and net income of $30 million to $43 million, or $0.48 to $0.69 per share.
Additional detail is provided in a schedule attached to this release as well as in a Form 8-K filed today.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its third quarter results at 4:45 pm (eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: our guidance on WebMD’s future financial results and other projections or measures of WebMD’s future performance;

market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; and expectations regarding the market for WebMD’s investments in auction rate securities (ARS). These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList ®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.

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